Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and “Representations and Warranties” within the Registration Statement (Form N-14) and the related Information Statement/Prospectus of the Harbor Small Cap Growth Fund and Harbor Small Cap Growth Opportunities Fund (each a series of Harbor Funds) and to the incorporation by reference of our reports dated December 23, 2019 on the financial statements of Harbor Small Cap Growth Fund and Harbor Small Cap Growth Opportunities Fund included in the Annual Reports to Shareholders for the year ended October 31, 2019, incorporated by reference in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Chicago, IL

April 29, 2020